Exhibit 10.9

May 13, 2024

Darren Morgans

Sent Via Email: darrenmorgans@hotmail.com

Dear Darren,

I am very pleased to offer you the position of Chief Financial Officer with Western Alaska Minerals (the “Company”), May 20, 2024, reporting to me.

You will find attached our Independent Contractor Agreement, outlining key terms of the agreement, including:

Total Rewards
Service Fee- Part Time (50%)	C$12,000/month
Short-Term Incentive Plan (“STIP”) Target	Up to 50% of Base Salary
Long-Term Incentive Plan (“LTIP")	Eligible

I trust that you find these terms acceptable and look forward to having you join our team. Please feel free to contact me if you have any questions about either the offer’s terms or your position.

If you are in agreement with the terms of this agreement and the attached Independent Contractor Agreement, please sign a copy of the attached Independent Contractor Agreement and return it to me by May 17, 2024.

Sincerely,

/s/ Kit Marrs
Kit Marrs
CEO

INDEPENDENT CONTRACTOR AGREEMENT

BETWEEN:

WESTERN ALASKA MINERALS CORP.

(the “Company”)

- and -

1397257 BC Ltd.

(the “Contractor”)

WHEREAS the Contractor is engaged in the business of providing consulting and professional services to business enterprises;

WHEREAS the Contractor will provide the services of Darren Morgans throughout the term of this Agreement in order to fulfil its obligations hereunder;

AND WHEREAS the Company is in the business of mineral exploration;

AND WHEREAS the parties desire to enter into this Independent Contractor Agreement (“Agreement”) to set forth, among other things, their mutual covenants and agreements as to the services to be provided by the Contractor to the Company and the consideration to be paid therefore;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the Company and the Contractor agree and covenant as follows:

ARTICLE 1	Consulting Agreement

1.01	The parties acknowledge and agree that this Agreement is not intended to and shall not operate to make the Contractor an employee of the Company for any purpose whatsoever. The Contractor is to be engaged solely as a consultant and advisor to the Company.

ARTICLE 2	Term

2.01	The Agreement shall commence on May 20, 2024 (the “Effective Date”) and continue unless and until terminated in accordance with this Agreement.

ARTICLE 3	Provision of Consulting Services

3.01	The Contractor shall be engaged by the Company in a consulting capacity to provide the services set forth in Appendix “A” (the “Services”). The Contractor shall perform services on a part time basis (50%).

3.02	The Company reserves the right to modify the description of the Services to be provided by the Contractor from time to time, in the Company’s exclusive and unfettered discretion, and that any such modification shall not constitute a termination or material breach of this Agreement.

3.03	The Contractor shall:

(a)	faithfully, honestly and diligently perform the Services;

(b)	use the Contractor’s best efforts to promote the success of the Company and the Company’s business reputation and act at all times in good faith and in the best interests of the Company;

(c)	observe all lawful orders given to the Contractor from time to time pertaining to the business and affiliates by the Company;

(d)	comply with all applicable legislation and regulations respecting the provision of the Services under this Agreement; and

(e)	prepare and submit to the Company such periodic reports of the Contractor’s activities or services as the Company may require from time to time.

3.04	The Services will be requested by the Company on an as-needed basis. There are no minimum hours or guaranteed volume of Services associated with this Agreement. No Services should be performed by the Contractor for the Company without express and specific instructions from an authorized representative of the Company.

3.05	It is generally expected that the Services will be performed by the Contractor between Monday and Friday, during regular business hours. The Contractor will endeavour to align the Contractor’s working hours with the business hours of the Company, but the Contractor will retain the discretion to set the Contractor’s working hours, provided that such exercise of discretion does not interfere with the quality or timeliness of the Services being provided by the Contractor, or with the Company’s operations.

ARTICLE 4	Compensation for Services

4.01	Service Fee – In exchange for the performance of services under this Agreement, the Company shall pay to the Contractor a fixed service fee in the amount of C$12,000.00, plus applicable taxes, per month, payable in arrears for services rendered (the “Fee”). This service fee is based on the Contractor working part time (50%).

4.02	Provision of Invoices – As a precondition to payment for services, the Contractor will submit invoices in respect of services performed pursuant to this Agreement on a monthly basis. Subject to verification by the Company of the validity of the applicable charges, any invoice submitted as in this paragraph shall be payable within fourteen (14) days from the date of its receipt by the Company.

4.03	Bonus - The Contractor is designated as a participant in the Corporation’s short-term incentive plan of the Corporation from time to time (“STIP”), pursuant to which the Contractor shall be entitled to receive an annual Target STIP bonus payout in an amount up to 50% of the annual pre-tax Service Fee (the “Target STIP Amount”). The performance criteria for the STIP will be established by the Corporation, based on the Corporation meeting the annual budgets of the Corporation and the achievement of corporate objectives, and communicated to the Contractor at or near the beginning of each applicable fiscal year. Bonus payments are discretionary. They are based on performance and the financial health of the company and approved by the Board.

4.04	Stock Options – The Company may, from time to time, grant the Contractor stock options in accordance with the Company’s stock option plan. Any such grant shall be consistent with stock option grants provided to similar contractors engaged by the Company.

4.05	No Liability – The Contractor is engaged under this Agreement as an independent contractor and not as an employee of the Company. The Company shall have no liability or responsibility whatsoever for the withholding, collection, or payment of federal, provincial, state or municipal income taxes, Employment Insurance, Canada Pension Plan remittances, vacation pay, statutory holiday pay, workers’ compensation premiums, or any statutory or other taxes or payments of any other nature on behalf, whether in Canada or the United States, or in respect of or for the benefit of the Contractor or any other person employed by the Contractor.

4.06	Indemnity by Contractor – The Contractor agrees to hold the Company harmless and indemnify the Company from and against any order, penalty, interest or tax that may be assessed or levied against the Company as a result of the failure or delay of the Contractor to make any such payments or to file any return or information required by any law, ordinance or regulation.

4.07	Expenses – The Company shall reimburse the Contractor for all reasonable expenses incurred by the Contractor, provided the Contractor obtains prior written approval for such expenses in accordance with the Company’s regular policies. The Contractor can expense 50% of a new computer (50% is approximately $1,500) every three years and 50% of annual professional dues (50% is approximately $500) annually.

ARTICLE 5	Quantum and Timing of Services

5.01	The Contractor shall devote sufficient time to perform the services under this Agreement. The Contractor shall endeavour to align the Contractor’s hour with the business hours of the Company, but shall retain the discretion to set the Contractor’s working hours, provided that such exercise of discretion does not interfere with the quality or timeliness of the services being provided by the Contractor, or with the Company’s operations.

ARTICLE 6	Deficiencies in Performance of Services

6.01	If the services performed by the Contractor are not, in the Company’s opinion, completed to the Company’s reasonable satisfaction, or have not been, or are not likely to be, completed within the required time-frame(s), then the Company is entitled at its sole discretion to require the Contractor to immediately remedy the deficiency, withholding any payment due to the Contractor until the Company considers that the deficiency is satisfactorily remedied, or if it cannot be remedied deduct a proportion from any payment due to the Contractor to reflect the deficiency.

ARTICLE 7	Non-Solicitation

7.01	During the time the Contractor is providing the Services and for a period of twelve (12) months following the End Date, the Contractor shall not:

(a)	contact or communicate with any entity that was a customer, client or supplier of the Company with whom the Contractor had contact in the provision of the Services;

(b)	hire any of the Company’s employees or solicit or encourage any of the Company’s employees to terminate their employment with the Company;

(c)	attempt to do either of section 7.01(a) or (b); or;

(d)	assist any other person or entity in attempting or carrying out the conduct in section 7.01(a) or (b).

ARTICLE 8	Confidential Information

8.01	In this Agreement, “Confidential Information” means information disclosed to, used by, developed by, or made known to the Contractor in the course of the Contractor’s performance of the Services which is not generally known by persons outside the Company including, but not limited to, information (printed, electronic or otherwise) pertaining to the Company’s past, present, future and contemplated explorations, matters of a technical nature regarding the properties in which the Company has an interest (including, without limitation, geophysical, geological and other technical reports, surveys, electromagnetic seismic data, and other information), contracts, assets, operations, personnel, finances, programs, plans or research, costs, profits, pricing policies, markets, sales, suppliers, customers, proposed customers, product plans, geographical areas for which proposals have been made or are contemplated and marketing plans or strategies.

8.02	The Contractor acknowledges that they will have access to and be entrusted with Confidential Information, and that the Company’s business would be irreparably harmed if such Confidential Information were disclosed to, or used by, any person outside the Company. The Contractor acknowledges and agrees that the right to maintain the absolute secrecy of the Confidential Information is a proprietary right the Company is entitled to protect. The Contractor covenants and agrees that it will not, except as required by law, either during the term of this Agreement or at any time thereafter, directly or indirectly, by any means whatsoever, divulge, furnish, provide access to, or use for any purpose other than the purposes of the Company, any Confidential Information.

8.03	The Contractor agrees to return to the Company promptly upon request any and all property of the Company, including but not limited to the Confidential Information and copies thereof, in the Contractor's possession or control.

8.04	If, either during the term of this Agreement or at any time thereafter, the Contractor loses or misplaces Confidential Information, or discloses Confidential Information to any person or entity outside of the Company, directly or indirectly, by any means whatsoever, for any purpose other than the purposes of the Company, the Contractor will immediately report such loss, misplacement or disclosure to the Company.

ARTICLE 9	Intellectual Property:

9.01	In this Agreement:

(a)	"Intellectual Property Rights" means all intangible, intellectual, proprietary and industrial property rights, whether or not registered or registrable, and all tangible embodiments and derivative works thereof, howsoever created and wherever located, including without limitation all trade secrets, Confidential Information, and all applications and registrations (including without limitation renewals, extensions, continuations, divisions, reissues, and restorations) relating to any such rights now in force and effect throughout all or any part of the world, including without limitation any rights in any of the foregoing;

(b)	"Technologies and Works" means all inventions or works of authorship and creations, now existing or developed, whether or not registered or registrable, patentable or non-patentable, or confidential or non-confidential, and all associated documentation and information therein or relating thereto, and all improvements, enhancements, or modifications thereto, and all Intellectual Property Rights therein or related thereto; and

(c)	"Work Product" means all Technologies and Works made, developed, prepared, conceived, suggested, or reduced to practice by the Contractor, either alone or jointly with other persons or entities, and during the Contractor's provision of the Services to the Company that: (i) arise from or relate to the Contractor's provision of the Services, or any of them, to the Company, tasks assigned to the Contractor by the Company, or services performed by the Contractor for the Company or its Affiliates; (ii) arise from or relate to use of premises, property or Confidential Information owned, licensed, leased, or contracted for, by or on behalf of the Company or any of its affiliates or provided or made available to the Contractor by or on behalf of the Company or any of its affiliates; or (iii) are an improvement, enhancement, innovation, modification, correction, update, upgrade, derivative, revision, modification, translation, abridgement, condensation, expansion, transformation, adaptation, or other development of, to, from or based upon the Company Technologies and Works. All accounting data, reports and correspondence that relates to the Company, shall be stored on the Company server and database, in addition to the Contractor’s personal computer.

9.02	The Contractor recognizes proprietary rights of the Company in the tangible and intangible property of the Company and acknowledges that the Contractor has not obtained or acquired and will not obtain or acquire any right, title or interest, in any of the Work Product or property of the Company or its Affiliates. The Contractor agrees that during the provision of the Services and at any time afterwards all such property and Work Product will be the sole and exclusive property of the Company. All Work Product which the Contractor may develop in the course the provision of the Services to the Company, or using any employees, equipment or facilities of any nature belonging to the Company, whether alone or jointly with others, shall be the exclusive property of and is hereby assigned to the Company, and the Contractor shall have no rights in any Intellectual Property Rights arising therefrom.

9.03	The Contractor irrevocably waives to the greatest extent permitted by law, for the benefit of and in favour of the Company, all the Contractor's moral rights whatsoever in such Work Product, including any right to the integrity of such Work Product, any right to be associated with such Work Product and any right to restrict or prevent the modification or use of such Work Product in any way whatsoever. The Contractor irrevocably transfers to the Company all rights to restrict any violations of moral rights in any of such Work Product, including any distortion, mutilation or other modification.

9.04	If the Contractor has acquired or does acquire, any right, title or interest in any property used in the business of the Company or in any Intellectual Property Rights relating to such property, the Contractor irrevocably assigns all such right, title and interest throughout the world exclusively to the Company, including any renewals, extensions or reversions relating thereto and any right to bring an action or to collect compensation for past infringements.

ARTICLE 10	Termination

10.01	Termination by Contractor – Unless otherwise required by law, this Agreement may be terminated by the Contractor at any time upon sixty (60) days’ written notice to the Company. The Company may, in its sole discretion, relieve the Contractor from the performance of some or all of the Contractor’s obligations during this period, but shall continue to pay any Fee accruing to the Contractor up to the end of the applicable period of notice.

10.02	Termination by Company – Unless otherwise required by law or section 11 of this Agreement, the Company may terminate this Agreement at any time by providing the Contractor with a lump sum payment equal to:

(a)	1.0 times the annual pre-tax Service Fee; and

(b)	1.0 times the Bonus earned in the previous fiscal year,

plus applicable taxes (the “Payment”).

10.03	Termination for Material Breach – This Agreement may be terminated by the Company at any time without notice in the event of a material breach of the provisions of this Agreement, and including if the Contractor:

(a)	engages in conduct which, in the Company’s reasonable opinion, is or may be likely to materially injure the reputation or interests of the Company or potentially bring the Company into disrepute;

(b)	admits to, or is convicted of, a criminal offence which the Company considers detrimental to its relationship with the Contractor;

(c)	engages in theft (including time theft), fraud, violence, or health and safety violation(s); or

(d)	commits any other material breach of the Agreement.

10.04	Obligations on Termination – Except as otherwise expressly contemplated herein, upon the termination of this Agreement, for any reason:

(a)	the Company will not be obliged to pay the Contractor other than for Services already provided, or make any other payment as a result of the termination of the Agreement;

(b)	the Contractor will not be obliged to provide further Services; and

(c)	the Contractor shall forthwith return any and all Company information and property in the control of the Contractor.

10.05	The termination of this Agreement is without prejudice to any other rights of either party under this Agreement.

10.06	Upon receipt of the Contractor’s entitlements under this Agreement, including any minimum statutory entitlements required by law, if any, no further amounts shall be owing to the Contractor, whether at common law or otherwise.

ARTICLE 11	Change of Control

11.01	If, within twelve (12) months following a Change of Control:

(a)	the Contractor terminates this Agreement under Article 10.01; or

(b)	the Company terminates this Agreement under Article 10.02;

in lieu of any notice or payment required under Article 10, the Contractor shall be entitled to a lump sum payment equal to:

(i)	one (1) times the annual pre-tax Service Fee; and
(ii)	one (1) times the “Target STIP Amount” (50% of the annual pre-tax Service Fee), plus applicable taxes.

11.02	For all purposes of this Agreement, “Change of Control” means:

(a)	“Change in Control” means the occurrence of any of the following:

(i)	any individual, entity or group of individuals or entities acting jointly or in concert (other than the Corporation, its subsidiaries or an employee benefit plan or trust maintained by the Corporation or its subsidiaries, or any company owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of Shares of the Corporation) acquiring beneficial ownership, directly or indirectly, of more than 50% of the combined voting power of the Corporation's then outstanding securities (excluding any “person” who becomes such a beneficial owner in connection with a transaction described in paragraph (ii) below);

(ii)	the consummation of an arrangement, amalgamation, merger, consolidation or other similar business combination transaction of the Corporation or any direct or indirect subsidiary of the Corporation with any other corporation, other than an arrangement, amalgamation, merger, consolidation or other similar business combination transaction which would result in the voting securities of the Corporation outstanding immediately prior to such transaction continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power or the total fair market value of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such transaction; provided, however, that an arrangement, amalgamation, merger, consolidation or other similar business combination transaction effected to implement a recapitalization of the Corporation (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (i) of this definition) acquires more than 50% of the combined voting power of the Corporation's then outstanding securities shall not constitute a Change in Control of the Corporation; or

(iii)	a complete liquidation or dissolution of the Corporation or the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Corporation; other than such liquidation, sale or disposition to a person or persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Corporation at the time of the sale.

ARTICLE 12	Dispute Resolution

12.01	If there is any dispute between the parties arising out of this Agreement, and that dispute cannot be resolved by discussion within ten (10) business days of the issue being raised on written notice by either party, the parties will attempt to resolve the dispute in good faith using mediation or some other form of alternative dispute resolution.

12.02	If the parties do not reach consensus within a further ten (10) business days (or such further period as they may agree in writing) as to the dispute resolution procedure or timetable, then either party may, on at least ten (10) business days’ written notice, submit the matter to arbitration, under the British Columbia Arbitration Act, and the provisions of that Act, except to the extent that a contrary intention is expressed herein, shall apply to any arbitration hereunder. The written notice shall state with reasonable particularity the subject matter of the dispute and shall include copies of all documentation which that party considers to be of central importance to resolving the dispute.

12.03	Within five (5) business days after receipt of such notice, the parties shall appoint a single arbitrator, with the appropriate experience to determine such dispute. The arbitrator shall set the timetable and the parties will abide by any decision of the arbitrator in this regard. The arbitrator’s determination shall be final and binding upon the parties, but only insofar as it relates to this Agreement.

12.04	Each party will pay its own costs for resolving any dispute under this Article, provided that the costs of any arbitrator shall be shared equally between the parties, or as otherwise determined by the arbitrator.

12.05	This article does not preclude either party from bringing any claim, complaint or other action relating to a statutory right or benefit, and having such claim, complaint or action dealt with pursuant to the terms of the statute.

ARTICLE 13	Notices

13.01	Wherever in this Agreement it shall be required or permitted that notice be given or served by any party to or on any other party, the notice shall be in writing and shall be delivered personally to the party to whom it is given or sent (a) by prepaid, registered mail or by courier, and (b) with a copy by email, addressed to the premises as follows:

To the Company:	Western Alaska Minerals Corp.
#405 - 375 Water Street
Vancouver, BC V6B 5C6

To the Consultant:	Darren Morgans
1139 Dalhousie Street
Halifax, NS, Canada B3H 3W5

13.02	Each such notice shall be deemed given on the date of delivery in the case of delivery, two (2) days after mailing in the case of mail, and one (1) day after the time of transmission in the case of email.

13.03	The parties may change their designated address by written notice as provided under this Article.

ARTICLE 14	Indemnification By Company

14.01	Subject to the provisions of the Business Corporations Act (British Columbia) and the Company's Articles, the Company will defend, indemnify and save harmless the Contractor from and against all actions, proceedings, demands, claims, liabilities, losses, damages, judgments, costs and expenses, including, without limiting the generality of the foregoing, legal fees and disbursements on a solicitor and own client basis (together with all applicable taxes) which the Contractor may be liable to pay or may incur by reason of acting honestly and in good faith in performance of the Contractor’s Services under this Agreement.

ARTICLE 15	Survival

15.01	All covenants, restrictions and provisions contained in this Agreement shall survive the termination of this Agreement.

ARTICLE 16	No Binding Authority

16.01	Notwithstanding any other term or condition expressed or implied in this Agreement, the Contractor shall not have the authority to enter into any contracts or agreements on behalf of the Company without first obtaining the prior written consent of the Company.

ARTICLE 17	Entire Agreement

17.01	This Agreement (including appendices) constitutes the entire agreement between the Contractor and the Company pertaining to the subject matter of this Agreement and supersedes all prior agreements, undertakings, negotiations, and discussions, whether oral or written, of the parties to it.

17.02	No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties hereto.

17.03	No waiver of any other provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.

17.04	This Agreement shall not be assignable by the Contractor. The Company may assign this Agreement to any subsidiary or affiliate of the Company. In the event of such assignment, the assignee shall fulfill all of the Company’s obligations hereunder and this Agreement shall be read and construed so that any reference to the “Company” shall refer to such assignee.

ARTICLE 18	General

18.01	Independent Legal Advice – The Contractor acknowledges and agrees that the Contractor was provided with a reasonable opportunity to obtain independent legal advice before signing this Agreement and has either obtained such independent legal advice to the satisfaction of the Contractor, or is knowingly and voluntarily waiving any right to same.

18.02	Voluntariness – Both parties have reviewed and understand this Agreement in its entirety, and are signing this Agreement voluntarily, with full appreciation of its terms, including but not limited to the terms with respect to termination, non-competition, non-solicitation and confidentiality.

18.03	Privacy – The Contractor acknowledges and agrees that the Company may collect, use or disclose personal information about the Contractor as required for those purposes necessary for the conduct of this Agreement.

18.04	Governing Law – This Agreement shall be exclusively governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada in force therein.

18.05	Severability – The invalidity or unenforceability of any provision of this Agreement or any other covenant in it shall not affect the validity or enforceability of any other provision or covenant in it and the invalid provision or covenant shall be deemed to be severable and distinct. Any term or part thereof determined to be illegal or unenforceable shall be severed from this Agreement, but only to the extent of such illegality or unenforceability, without affecting the remaining terms of this Agreement.

18.06	Counterparts – This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

SIGNED AND EXECUTED by the parties hereto or their duly authorized representatives

DATED this 15th day of May, 2024		DATED this 14 day of May, 2024

For the Contractor:		For the Company:

Signed:	/s/ Darren Morgans	Signed:	/s/ Kit Marrs
	“I have the authority to bind the Contractor”		“I have the authority to bind the Company”

Appendix “A”

DESCRIPTION OF CONSULTING SERVICES

Position

Chief Financial Officer (“CFO”) – Part Time (50%)

Summary

The Chief Financial Officer is responsible for providing strategic finance leadership to ensure the delivery of core financial functions for Western Alaska Minerals, reporting to the Chief Executive Officer and Board.

Key Responsibilities

Strategic Leadership

•	As a member of the Executive team, steer the Company’s strategic vision to maximize shareholder value and to create an enterprise focused on the sustainable development of mineral resources.

•	As a member of the Executive team, lead the Company through its transition from an exploration to development stage company.

•	Work closely with the Executive team to develop business plans, assisting with business decisions, risk assessment and ensure all targets are met.

•	As a member of the Executive team, develop a strategy for future financings.

•	Participate in investor relations activities for the Company.

Financial Leadership

•	Lead the Corporation’s strategic financing efforts and coordinate with Company’s securities counsel, transfer agent, financial advisor, and broker/dealers.

•	Provide leadership, develop, and manage financial reporting, tax and financial planning, internal control framework, information technology and budget management functions so that the Company is accountable.

•	Ensure the Company’s accounting policies and procedures conform to applicable generally accepted accounting principles in the USA and Canada and that the Company’s public filings conform with the rules and regulations of the Canadian and US regulatory authorities.

•	Lead the Company’s risk assessment process.

•	Lead the Company’s annual budgeting process, including development of the annual budget together with the CEO and Executive team, and manage the Company’s expenditures and cash flows to ensure budget objectives are achieved.

•	Monitor and analyze monthly operating results to facilitate key strategic decisions along with the Executive team and resolve budget variances.

•	Closely monitor costs during the exploration and drilling season.

•	Participate in weekly management team meetings and report on significant expenditures.

•	Prepare meaningful monthly financial operating statement combining US and Canada results for the Executive team to facilitate tracking of budget variances, cash expenditures and accruals.

•	Oversee the implementation and maintenance of financial accounting and reporting information technology systems.

•	Prepare the annual and interim financial statements, MD&A and AIF with the assistance of US and Canada bookkeeping staff, submit to company auditors and work with the auditors to resolve any issues.

•	Monitor and keep current the base shelf prospectus requirements.

•	Oversee the Company’s risks and implement and manage appropriate insurance plans.

•	Monitor the Company’s Foreign Private Issuer (FPI) status on a quarterly basis and report to the CEO and board.

•	Coordinate the design and maintenance of an environment of effective internal controls over financial reporting to minimize the risk of material misstatement to Company’s financial statements and to ensure substantiating documentation is approved and available such that they may pass independent and government audits.

•	Establish and implement short- and long-range departmental goals, objectives, policies, and operating procedures.

•	Track VAT and other taxes and manage refunds to the Company.

•	Manage the Company’s treasury, ensuring bank accounts are with high rated banks, excess funds are appropriately invested and appropriate signatory controls are in place on all accounts.

•	Other duties as assigned.

Governance Leadership

•	Prepare Board Materials and Presentations.

•	Prepare minutes of the meetings and obtain approvals.

•	Coordinate written board resolutions with the Board and the Company’s legal counsel.

•	Ensure compliance with Board and Committee Mandates and appropriate Corporate Governance Policies.

Education & Experience

•	University degree in Finance or equivalent.

•	Post Graduate degree is an asset.

•	Professional accounting accreditation is required.

Other Skills & Abilities

•	Strategic and Innovative thinker.

•	Dynamic and effective leader.

•	Excellent organisational and planning skills.

•	Comfortable engaging directly with other senior executives, the Board of Directors, and presentation audiences.

•	Strong knowledge of the mining industry and Capital Markets.

•	Problem solving skills, ability to manage multiple and complex situations.

•	Strong business acumen and an advanced understanding of the mining sector.

•	Exceptional negotiation skills and the ability to identify and achieve favourable business outcomes.

•	Superior verbal and written communication skills and the ability to condense and articulate complex legal issues.

•	Ability to operate with tact, discretion and diplomacy.

•	Proven leadership skills and the ability to influence at all levels across the Company.

•	Ability to work effectively under pressure.

•	Ability to work collaboratively in diverse teams with diverse interests.

•	Strong communication and interpersonal skills grounded in appreciation and respect for all cultures and abilities.

•	Demonstrated ability to effectively lead through influencing others and clear communication of corporate vision.